UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2010

Umami Sustainable Seafood Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-52401	98-0636182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

405 Lexington Avenue
26th Floor, Suite 2640
New York, NY 10174
(Address of principal executive offices) (zip code)

212-907-6492
 (Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 29, 2010, Umami Sustainable Seafood Inc. (the “Company”) entered into a Credit Facility (the “Facility”) with Atlantis Group hf, an Icelandic corporation (“Atlantis”) as lender, providing for a $15,000,000 loan facility consisting of two components:

1.	A loan facility in the amount of $9,900,000; and

2.	A term loan on the aggregate of $5,100,000.

The Facility is effective as of June 30, 2010.  As of October 5, 2010, the total principal balance advanced under the Facility was approximately $13.7 million, which was used for the purchase, in July 2010, of the initial 33% of Baja Aqua Farms, S.A. de C.V., a Mexican corporation (“Baja”) and the financing of Baja’s operations, financing Kali Tuna’s operations and for Umami corporate expenses.  Funds advanced under the Facility accrue interest at the rate of 1% per month which is payable monthly.

Advances under the Facility may be made upon ten day’s prior written notice to Atlantis and will be secured by a pledge in certain of the Company’s inventory.

The Facility must be repaid in its entirety by December 31, 2010.  At the discretion of Atlantis, the Facility may be terminated and all amounts due thereunder declared due and payable immediately when (i) Atlantis ceases to be a greater than 50% shareholder of the Company and (ii) Atlantis ceases to act as the Company’s exclusive agent for the sale of the Company’s bluefin tuna into the Japanese market.  In addition, under the terms of the Facility, Atlantis has the right to cancel the Facility and demand all outstanding amounts immediately due and payable in the event of a change of control of the Company.

Atlantis is the principal shareholder of the Company holding approximately 64% of its common stock.  In addition, Oli Valur Steindorsson, the Company’s Chairman, President and Chief Executive Officer, is the Chief Executive Officer of Atlantis.

On September 30, 2010, the parties to the Facility entered into an amendment pursuant to which the final due date of all amounts due thereunder was extended to June 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMAMI SUSTAINABLE SEAFOOD INC.

October 5, 2010	By:	/s/ Daniel G. Zang
Chief Financial Officer